EXHIBIT 4.20
EXECUTION VERSION
FIFTH SUPPLEMENTAL INDENTURE
FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of July 15, 2013, among Cook Inlet/VS GSM VII PCS Holdings, LLC (the “Guaranteeing Subsidiary”) (or its permitted successor), T-Mobile USA, Inc., as successor to MetroPCS Wireless Inc. (in such successor capacity, the “Company” pursuant to Section 5.01 of the Indenture referred to herein), the other Guarantors (as defined in the Indenture referred to herein) and Deutsche Bank National Trust Company, as trustee under the Indenture referred to herein (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 19, 2013 (the “Base Indenture”);
WHEREAS, the Company has heretofore executed and delivered to the Trustee a First Supplemental Indenture, dated as of March 19, 2013 (the “First Supplemental Indenture”), providing for the issuance of the Company’s 6.250% Senior Notes due 2021 (the “2021 Notes”);
WHEREAS, the Company has heretofore executed and delivered to the Trustee a Second Supplemental Indenture, dated as of March 19, 2013 (the “Second Supplemental Indenture”), providing for the issuance of the Company’s 6.625% Senior Notes due 2023 (together with the 2021 Notes, the “Notes”);
WHEREAS, the Company has heretofore executed and delivered to the Trustee a Third Supplemental Indenture, dated as of April 29, 2013 (the “Third Supplemental Indenture”);
WHEREAS, the Company has heretofore executed and delivered to the Trustee a Fourth Supplemental Indenture, dated as of May 1, 2013 (the “Fourth Supplemental Indenture”; the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture with respect to the Notes on the terms and conditions set forth herein; and
WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Fifth Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee, intending to be legally bound, mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.
AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional guarantee of the Notes on the terms and subject to the conditions set forth herein and in the Indenture including but not limited to Article X of the Base Indenture, as heretofore amended and supplemented.

3.
NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, member, manager, partner, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Fifth Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.	THIS FIFTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

5.
COUNTERPARTS. This Fifth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

6.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.
THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COOK INLET/VS GSM VII PCS HOLDINGS, LLC
By:	/s/ J. Braxton Carter
Name: J. Braxton Carter
Title: Executive Vice President and
Chief Financial Officer

T-MOBILE USA, INC.
By:	/s/ J. Braxton Carter
Name: J. Braxton Carter
Title: Executive Vice President and
Chief Financial Officer

[Fifth Supplemental Indenture to Indenture dated as of March 19, 2013]

COOK INLET/VS GSM IV PCS HOLDINGS, LLC
GSV LLC
METROPCS 700 MHz, LLC
METROPCS AWS, LLC
METROPCS CALIFORNIA, LLC
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, INC.
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC
METROPCS NETWORKS, LLC
METROPCS NEW YORK, LLC
METROPCS TEXAS, LLC
METROPCS NEVADA, LLC
METROPCS PENNSYLVANIA, LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY, LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE US, INC
T-MOBILE USA, INC
T-MOBILE WEST LLC
TRITON PCS FINANCE COMPANY, INC
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA CORPORATION
VOICESTREAM PITTSBURGH GENERAL PARTNER, INC.
VOICESTREAM PITTSBURGH, L.P.
By:	/s/ J. Braxton Carter
Name: J. Braxton Carter
Title: Executive Vice President and
Chief Financial Officer

[Fifth Supplemental Indenture to Indenture dated as of March 19, 2013]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as
Trustee
By: /s/ Carol Ng Vice President
Authorized Signatory

By: /s/ Deirdra N. Ross Vice President
Authorized Signatory

[Fifth Supplemental Indenture to Indenture dated as of March 19, 2013]